Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

Twin Hospitality Group Inc.

Dallas, Texas

We consent to the incorporation by reference in this Offering Statement on Form 1-A and related Offering Circular of Twin Hospitality Group Inc. (the “Company”) of our report dated February 28, 2025, relating to the consolidated financial statements of the Company as of December 29, 2024 and for the fiscal year then ended, appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024.

We also consent to the reference to our firm under the heading “Experts” in the Offering Circular forming a part of such Offering Statement.

/s/ Macias, Gini and O’Connell, LLP
Irvine, California
September 23, 2025